Exhibit 99.1

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002

NEWS RELEASE

Natural Resource Partners L.P.

Reports 2012 Results and Issues 2013 Guidance

Full Year 2012 Highlights

•	Record revenues of $379.1 million, up slightly from 2011

•	Distributable cash flow of $246.7 million, down 12% from 2011

•	Net income per unit of $1.97, up from $0.50 in 2011, after impairments in both periods

•	Before considering the impairments, net income per unit of $2.00 versus $1.99 in 2011

•	Metallurgical production accounted for 32% of production and 44% of coal royalty revenues

Fourth Quarter 2012 Highlights:

•	Revenues of $102.4 million, a 10% increase over 4Q2011

•	Net income per unit of $0.56 in 2012, up from ($0.16) in 2011, after impairments in both quarters

•	Before considering the impairments, net income per unit of $0.58, an 18% increase from $0.49 in 2011

•	Distributable cash flow of $74.5 million, a 6% decrease from 4Q2011

•	Distribution of $0.55 per unit

HOUSTON, February 13, 2013 – Natural Resource Partners L.P. (NYSE:NRP) today reported record revenues of $379.1 million for the full year 2012 and distributable cash flow, a non-GAAP measure, of $246.7 million. Net income per unit was $1.97 in 2012 versus $0.50 per unit in 2011. Before considering non-cash impairments in both 2012 and 2011, net income per unit was $2.00 per unit in 2012 versus $1.99 per unit in 2011. Reconciliations of all non-GAAP numbers are included in the tables at the end of the release.

For the quarter ended December 31, 2012, NRP reported revenues of $102.4 million, an increase of 10% over the fourth quarter 2011. Distributable cash flow of $74.5 million declined 6% from that of 2011. NRP reported net income per unit of $0.56 for the fourth quarter 2012 compared to a loss of $0.16 per unit in 2011. Each of 2012 and 2011 had impairment charges of $2.6 million and $70.4 million, respectively. Before considering the non-cash impairments, net income would have been $0.58 per unit for 2012, up 18% from the $0.49 per unit recorded for the fourth quarter 2011.

NRP Reports 2012 Results	Page 2 of 14

“NRP had record revenue in 2012 in spite of one of the worst coal markets many of us have seen in decades. Although many of our lessees made decisions to lower their coal production, most of the reduced production occurred at mines not located on our properties. However, we also benefited from our diversification, our strength in metallurgical coal, which remained stronger than steam coal throughout the year, and our growing presence in the Illinois Basin, which is not impacted as much by low natural gas prices as the Central Appalachian region,” said Nick Carter, President and Chief Operating Officer.

	Quarter Ended			Year Ended
	December	December	%	December	December	%
Highlights	2012	2011	Change	2012	2011	Change
	(in thousands except per unit, per ton and %)
Revenues
Total revenues	$102,436	$93,135	10%	$379,147	$377,683	0%
Coal production	17,012	12,042	41%	54,444	49,151	11%
Coal royalty revenues	$67,681	$67,638	0%	$260,734	$279,221	-7%
Average coal royalty revenue per ton	$3.98	$5.62	-29%	$4.79	$5.68	-16%
Revenues other than coal royalties	$34,755	$25,497	36%	$118,413	$98,462	20%

Net income (loss)
Net income (loss) to limited partners	$58,905	$(16,565)	NM	$209,088	$52,945	295%
Net income (loss) per unit	$0.56	$(0.16)	NM	$1.97	$0.50	295%
Average units outstanding	106,028	106,028	0%	106,028	106,028	0%

Net income before considering the impairment (1)
Net income to limited partners	61,422	52,431	17%	211,605	211,055	0%
Net income per unit	$0.58	$0.49	18%	$2.00	$1.99	0%

Distributable cash flow(1)	$74,522	$79,552	-6%	$246,665	$280,015	-12%

(1)	See Non-GAAP reconciliation

Revenues

Full Year

Total revenues for the year were up slightly from 2011 at $379.1 million in spite of a very weak coal market in 2012. Coal royalty revenues declined 7% to $260.7 million, predominantly due to a decrease of 16% in the combined average royalty revenue per ton to $4.79 per ton, offset by an 11% increase in total tonnage to 54.4 million tons. Production increases resulted primarily from a 10% increase in Appalachian production and a 20% increase in the Illinois Basin production. Production in 2012 in both Northern and Southern Appalachia doubled, more than offsetting the 12% decline in production in Central Appalachia. Metallurgical coal accounted for 32% of NRP’s production and 44% of its coal royalty revenues for 2012 compared to 34% of production and 45% of coal royalty revenues in 2011.

NRP Reports 2012 Results	Page 3 of 14

Revenues other than coal royalty revenues increased $20.0 million, or 20%, to $118.4 million in 2012, predominantly due to increases in transportation fees, minimums recognized as revenue and other revenue. Following is a discussion of the major components generating the changes:

•	Minimums recognized as revenue increased $14.8 million due to the expiration of the minimum recoupment period on certain properties.

•	Other revenue increased $8.9 million mainly due to condemnation payments from the West Virginia Department of Highways for highway rights-of-way and the sale of a preparation plant.

•	Revenues from transportation fees increased $2.8 million due to additional throughput and acquisitions of transportation assets. Oil and gas revenues decreased $4.9 million mainly due to decreases in both price and volume on BRP’s gas properties in Louisiana, offset by a significant lease bonus in the Marcellus from a BRP property and additional production in Oklahoma.

•	Coal processing fees declined by $5.2 million due to the sale in the third quarter 2012 of a processing plant and lower throughput volumes.

Fourth Quarter

Increases in revenues other than coal royalty drove total revenues for the fourth quarter 2012 to rise 10% over the 2011 fourth quarter to $102.4 million. A nearly 5 million ton increase in coal production offset lower coal royalty revenue per ton, leaving coal royalty revenues flat at $67.7 million. A significant portion of the additional production related to an old lease in Northern Appalachia that receives a very low royalty rate. Southern Appalachia also rose significantly mainly due to sales that were idled for much of last year due to the destruction of a preparation plant. Also included in the increase is the beginning of the ramp in production for the Hillsboro property in the Illinois Basin.

Revenues other than coal royalty increased $9.3 million, or 36%, over the fourth quarter 2011 to $34.8 million due mainly to an additional $6.5 million for minimums recognized as revenue and an additional $4.6 million associated with a right-of-way sale to the West Virginia Department of Highways, offset by a decrease of $1.5 million in oil and gas revenues due to lower price realization and production from BRP’s gas properties in Louisiana.

Operating Expenses

Full Year

Total operating expenses for 2012 were $112.0 million. Before considering impairment charges of $2.6 million and $161.3 million in 2012 and 2011, respectively, total operating expenses for 2012 decreased $2.8 million to $109.4 million mainly due to a $6.9 million decrease in depreciation, depletion and amortization from properties with lower basis partially offset by a $3.2 million increase in property taxes. Substantially all of the property taxes paid by NRP are reimbursed by NRP’s lessees, and the reimbursements are recorded in revenues when received.

NRP Reports 2012 Results	Page 4 of 14

Fourth Quarter

Total operating expenses for the fourth quarter totaled $29.2 million, including an impairment charge of $2.6 million for a further write down of the Gatling West Virginia property. The fourth quarter of 2011 included an impairment of $70.4 million for the Gatling Ohio property. Before considering impairments in both years, operating expenses increased $1.3 million over 2011 to $26.7 million mainly due to increased depreciation, depletion and amortization as a result of increased production partially offset by a $1.9 million decrease in general and administrative expenses.

Net income (loss)

Full Year

Net income attributable to the limited partners for 2012 was $209.1 million compared to $52.9 million in 2011. Before considering the impairments in both years, net income to the limited partners was virtually flat at $211.6 million for 2012 versus $211.1 million for 2011.

Net income per unit for 2012, before considering impairments, rose $0.01 to $2.00 per unit.

Fourth Quarter

Net income to the limited partners totaled $58.9 million for the fourth quarter 2012. Net income to the limited partners, before considering the impairments, increased 17% over fourth quarter 2011 to $61.4 million in the fourth quarter 2012. The increase was solely related to increased revenues.

Net income per unit for the fourth quarter 2012 was $0.56 versus ($0.16) in 2011. Before considering the impairments in both quarters, net income per unit increased 18% to $0.58 per unit from $0.49 per unit in 2011.

Distributable cash flow

Full Year

Distributable cash flow decreased 12% from 2011, to $246.7 million for 2012 mainly due to: (1) a $21.1 million decrease from increased reserves for future principal payments; (2) a $24.0 million decrease in cash flows due to balance sheet changes; partially offset by, (3) a $9.7 million increase in gains on property sales; and (4) an additional $2.7 million in cash received from the lease of NRP’s newly acquired Sugar Camp infrastructure asset that is not included in cash flow from operations.

Fourth Quarter

Distributable cash flow declined $5.0 million over the fourth quarter of 2011 to $74.5 million for the fourth quarter of 2012 due to increased reserves for future principal payments.

NRP Reports 2012 Results	Page 5 of 14

Fourth Quarter 2012 compared to Third Quarter 2012

Highlights	4Q12	3Q12	% Change
	(in thousands, except per ton and per unit)
Total revenues	$102,436	$94,175	9%
Coal production	17,012	13,340	28%
Coal royalty revenues	$67,681	$70,259	-4%
Average coal royalty revenue per ton	$3.98	$5.27	-24%
Revenues other than coal royalty	$34,755	$23,916	45%
Net income to limited partners	$58,905	$50,961	16%
Net income to the limited partners, before considering the impairment(1)	$61,422	$50,961	21%
Net income per unit	$0.56	$0.48	17%
Net income per unit, before considering the impairment(1)	$0.58	$0.48	21%
Average units outstanding	106,028	106,028	0%
Distributable cash flow(1)	$74,522	$65,063	15%

(1)	See Non-GAAP reconciliation

Revenues

Total revenues for the fourth quarter increased 9% over the prior quarter to $102.4 million, predominantly due to an increase of $9.1 million in minimums recognized as revenue and a $1.2 million increase in oil and gas revenues, offset by a $2.6 million decrease in coal royalty revenues. Coal royalty revenues decreased to $67.7 million due to realizing lower royalty revenue per ton across all regions that more than offset additional tons sold in all regions except Central Appalachia.

Operating Expenses

Before considering impairments, total operating expenses declined $1.9 million from the third quarter mainly due to decreases general and administrative expenses offset by higher depreciation, depletion and amortization as a result of increased production in the fourth quarter.

Net income

Net income to the limited partners, before considering the impairment, increased $10.5 million in the fourth quarter from the previous quarter due to increased revenues. Net income per unit, before considering the impairment, was $0.58 for the fourth quarter of 2012 compared to $0.48 per unit for the third quarter.

Distributable cash flow

Distributable cash flow increased $9.5 million, or 15%, to $74.5 million, due to increased revenues and improvements in the balance sheet.

NRP Reports 2012 Results	Page 6 of 14

Acquisitions and Liquidity

In 2012, NRP invested $240.2 million in acquisitions, $46.1 million of which occurred in the fourth quarter and related to the acquisition of oil and gas interests in the Marcellus and an overriding royalty on frac sand reserves in Wisconsin.

In January 2013, NRP announced the acquisition of (1) a 48.51% general partner interest in OCI Wyoming L.P. and (2) 20% of the common shares and all of the preferred shares of OCI Wyoming Co. from subsidiaries of Anadarko Petroleum Corporation (NYSE:APC). NRP paid a net $292.5 million for the interests. The agreement also contains an earn-out provision, which would require NRP to pay Anadarko up to $50 million, on a net present value basis, over a three-year period if OCI Wyoming L.P. achieves specified revenue targets during that period. The acquisition was funded through a $200 million term loan, the issuance of $76.5 million in equity, including a general partner contribution of $1.5 million, and $16 million in cash. After the associated equity issuance, NRP now has 109,812,408 common units outstanding.

Following the acquisition and associated financing, NRP has approximately $285 million in liquidity, consisting of $133 million in cash (at December 31, 2012 pro-forma for the transaction) and $152 million available under its credit facility.

Distributions

As reported on January 22, 2013, the Board of Directors of NRP’s general partner declared a quarterly distribution of $0.55 per unit for the fourth quarter 2012.

2013 Guidance

“Even though coal production from our properties held up remarkably well during 2012, we began hearing from our lessees near the end of last year that they were planning to idle some mines and reduce production at other mines that will likely impact tonnage from NRP properties in 2013 and possibly beyond. These changes are due to the severely depressed prices for both steam and met coal caused by the following:

•	the lack of demand for steam coal due primarily to coal-to-gas switching and moderate weather has led to higher than normal stockpile levels affecting primarily Central Appalachian steam markets;

•	a slowing Chinese economy; and

•	a weak European economy impacting the demand primarily for metallurgical but also steam coal.

“These actions by our lessees, including many of our large publicly traded producers as well as numerous small independent operators, have caused us to reduce our forecast for production from NRP’s properties in Central Appalachia by approximately 9 million tons. Further, the lower production forecast, coupled with lower projected prices for both met and steam coal, results in NRP lowering its coal royalty revenue forecast by $25

NRP Reports 2012 Results	Page 7 of 14

million to $50 million compared to the 2012 actuals,” said Nick Carter. “The reduced coal royalty revenue also leads to lower projected NRP total revenues for 2013 of $330 million to $375 million. The recent acquisition of the Anadarko interest in the OCI soda ash operations will help to offset some of the loss of revenues from coal that we anticipate in 2013 due to the factors stated above.”

“We have historically reduced our distributable cash flow by the amount of cash we have reserved for principal payments due on our senior notes in the next calendar year. However, to present our distributable cash flow more in line with MLP practice and because we intend to refinance some or all of the principal payments that are due in 2013 and 2014, we are no longer going to reduce distributable cash flow by reserves for future principal payments. This change in our reporting of distributable cash flow does not change our long-term intention to pay down our debt,” said Carter.

“Although we anticipate a difficult year for our coal business, we have ample liquidity to maintain our distribution at the full $2.20 for 2013,” said Corbin J. Robertson, Jr., Chairman and CEO of Natural Resource Partners.

Following is a table containing the 2013 guidance.

2013 Guidance
(Range)
(in millions except per unit)
Coal royalty revenues	$210.0 - $235.0
Coal production tonnage (mm tons)	48.0 - 56.0
Total revenues	$330.0 - $375.0
Distributable cash flow	$250.0 - $280.0
Net income per unit	$1.60 - $1.80
Average units outstanding	109.6 - 109.6

Company Profile

Natural Resource Partners L.P. is a master limited partnership headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is principally engaged in the business of owning and managing mineral reserve properties. NRP primarily owns coal, aggregate and oil and gas reserves across the United States that generate royalty income for the partnership.

For additional information, please contact Kathy H. Roberts at 713-751-7555 or kroberts@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.

Disclosure of Non-GAAP Financial Measures

Distributable cash flow represents cash flow from operations less actual principal payments and cash reserves set aside for scheduled principal payments on the senior notes. Distributable cash flow is a “non-GAAP financial measure” that is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is a significant liquidity metric that

NRP Reports 2012 Results	Page 8 of 14

is an indicator of NRP’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities. A reconciliation of distributable cash flow to net cash provided by operating activities is included in the tables attached to this release. Distributable cash flow may not be calculated the same for NRP as other companies.

Forward-Looking Statements

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the 2013 guidance and maintaining the distribution for 2013. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. In addition, there are significant risks and uncertainties relating to our ownership of OCI Wyoming including (a) the ownership of a general partner interest in OCI Wyoming could expose us to additional unknown and contingent liabilities, and (b) we will not own 100 percent of, and only have limited approval rights with respect to OCI Wyoming and our partner will be able to control most business decisions relative to OCI Wyoming. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

13-03

-Financial statements follow-

NRP Reports 2012 Results	Page 9 of 14

Natural Resource Partners L.P.

Operating Statistics

(in thousands except per ton data)

	Quarter Ended		Year Ended
	December	December	December	December
	2012	2011	2012	2011
	(unaudited)		(unaudited)
	(restated)
Coal Royalties:
Coal royalty revenues:
Appalachia
Northern	$4,772	$5,986	$15,768	$20,578
Central	36,510	45,633	156,390	196,789
Southern	8,631	1,975	29,325	11,717

Total Appalachia	$49,913	$53,594	$201,483	$229,084
Illinois Basin	14,652	11,726	49,538	41,324
Northern Powder River Basin	2,237	1,523	8,501	7,658
Gulf Coast Lignite	879	795	1,212	1,155

Total	$67,681	$67,638	$260,734	$279,221

Coal royalty production (tons):
Appalachia
Northern	4,620	1,721	10,486	5,251
Central	6,466	6,799	26,098	29,555
Southern	1,171	285	3,718	1,695

Total Appalachia	12,257	8,805	40,302	36,501
Illinois Basin	3,391	2,327	11,299	9,445
Northern Powder River Basin	930	658	2,377	2,682
Gulf Coast Lignite	434	252	466	523

Total	17,012	12,042	54,444	49,151

Average royalty revenue per ton:
Appalachia
Northern	$1.03	$3.48	$1.50	$3.92
Central	5.65	6.71	5.99	6.66
Southern	7.37	6.93	7.89	6.91
Total Appalachia	4.07	6.09	5.00	6.28
Illinois Basin	4.32	5.04	4.38	4.38
Northern Powder River Basin	2.41	2.31	3.58	2.86
Gulf Coast Lignite	2.03	3.15	2.60	2.21
Combined average royalty revenue per ton	$3.98	$5.62	$4.79	$5.68

Aggregates:
Royalty revenues	$1,537	$1,610	$6,598	$6,640
Aggregate royalty bonus	—	—	—	94
Production	1,234	1,312	5,287	5,930
Average base royalty per ton	$1.25	$1.23	$1.25	$1.12

Oil and gas:
Royalty revenues	$2,448	$3,970	$9,160	$14,017

NRP Reports 2012 Results	Page 10 of 14

Natural Resource Partners L.P.

Consolidated Statements of Comprehensive Income

(in thousands, except per unit data)

	Quarter Ended		Year Ended
	December	December	December	December
	2012	2011	2012	2011
	(unaudited)		(unaudited)
		(restated)
Revenues:
Coal royalties	$67,681	$67,638	$260,734	$279,221
Aggregate royalties	1,537	1,610	6,598	6,734
Processing fees	1,394	3,246	8,299	13,475
Transportation fees	5,152	4,080	19,513	16,688
Oil and gas royalties	2,448	3,970	9,160	14,017
Property taxes	3,852	3,077	15,273	12,640
Minimums recognized as revenue	10,208	3,692	23,956	9,148
Override royalties	3,529	3,857	15,527	14,523
Other	6,635	1,965	20,087	11,237

Total revenues	102,436	93,135	379,147	377,683
Operating expenses:
Depreciation, depletion and amortization	16,155	13,542	58,221	65,118
Asset impairments	2,568	70,404	2,568	161,336
General and administrative	5,460	7,397	29,714	29,553
Property, franchise and other taxes	4,088	3,568	17,678	14,486
Transportation costs	498	502	1,944	2,033
Coal royalty and override payments	461	322	1,857	1,022

Total operating expenses	29,230	95,735	111,982	273,548

Income (loss) from operations	73,206	(2,600)	267,165	104,135
Other income (expense)
Interest expense	(13,157)	(13,385)	(53,972)	(49,180)
Interest income	58	29	162	69

Income (loss) before non-controlling interest	$60,107	$(15,956)	$213,355	$55,024

Non-controlling interest	—	(947)	—	(998)

Net income (loss)	$60,107	$(16,903)	$213,355	$54,026

Net income (loss) attributable to:
General partner	$1,202	$(338)	$4,267	$1,081

Limited partners	$58,905	$(16,565)	$209,088	$52,945

Basic and diluted net income (loss) per limited partner unit:	$0.56	$(0.16)	$1.97	$0.50

Weighted average number of units outstanding:	106,028	106,028	106,028	106,028

Comprehensive income (loss)	$60,120	$(16,890)	$213,405	$54,079

NRP Reports 2012 Results	Page 11 of 14

Natural Resource Partners L.P.

Consolidated Statements of Cash Flow

(in thousands, except per unit data)

	Quarter Ended		Year Ended
	December	December	December	December
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Cash flows from operating activities:
Net income (loss)	$60,107	$(16,903)	$213,355	$54,026
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	16,155	13,542	58,221	65,118
Asset Impairments	2,568	70,404	2,568	161,336
Gain on sale of assets	(4,752)		(13,575)	(1,058)
Gain on reserve swap	—		—	(2,990)
Non-cash interest charge, net	152	132	605	625
Non-controlling interest	—	947	—	998
Change in operating assets and liabilities:
Accounts receivable	(1,468)	5,819	(802)	(6,951)
Other assets	(605)	(466)	(236)	90
Accounts payable and accrued liabilities	854	641	1,909	854
Accrued interest	2,275	2,660	(496)	950
Deferred revenue	(183)	6,736	11,684	31,277
Accrued incentive plan expenses	83	1,923	(3,461)	1,909
Property, franchise and other taxes payable	2,350	1,817	1,636	(610)

Net cash provided by operating activities:	77,536	87,252	271,408	305,574

Cash flows from investing activities:
Acquisition of land, coal and other mineral rights	(46,071)	(12,675)	(180,534)	(120,284)
Acquisition or construction of plant and equipment	—	(79)	(681)	(404)
Proceeds from sale of assets	9,775	—	24,822	5,600
Return on direct financing lease and contractual override	270	—	2,669	—
Acquisition of contracts	—	—	(59,009)	—

Net cash used in investing activities	(36,026)	(12,754)	(212,733)	(115,088)

Cash flows from financing activities:
Proceeds from loans	45,000	50,000	148,000	385,000
Repayment of loans	—	—	(30,800)	(210,519)
Deferred financing costs	—	(183)	—	(2,957)
Payment of obligation related to acquisitions	—	—	(500)	(7,625)
Costs associated with equity transactions	—	—	(59)	(141)
Distributions to partners	(59,505)	(59,505)	(240,814)	(234,828)

Net cash provided by (used in) financing activities	(14,505)	(9,688)	(124,173)	(71,070)

Net increase (decrease) in cash and cash equivalents	27,005	64,810	(65,498)	119,416
Cash and cash equivalents at beginning of period	122,419	150,112	214,922	95,506

Cash and cash equivalents at end of period	$149,424	$214,922	$149,424	$214,922

SUPPLEMENTAL INFORMATION:
Cash paid during the period for interest	$10,729	$10,579	$53,842	$47,653

Non-cash activities:
Non-controlling interest	$—	$—	$—	$373
Obligation related to purchase of reserves and infrastructure	$—	$—	$—	$500
Notes receivable related to sale of asset	$1,808		$1,808

NRP Reports 2012 Results	Page 12 of 14

Natural Resource Partners L.P.

Consolidated Balance Sheets

(in thousands, except for unit information)

	December 31,	December 31,
	2012	2011
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$149,424	$214,922
Accounts receivable, net of allowance for doubtful accounts	35,116	30,923
Accounts receivable - affiliates	10,613	10,138
Other	1,042	832

Total current assets	196,195	256,815
Land	24,340	24,534
Plant and equipment, net	32,401	46,185
Mineral rights, net	1,380,428	1,257,501
Intangible assets, net	70,811	75,164
Loan financing costs, net	4,291	4,846
Long-term contracts receivable - affiliates	55,576	—
Other assets, net	630	604

Total assets	$1,764,672	$1,665,649

LIABILITIES AND PARTNERS’ CAPITAL

Current liabilities:
Accounts payable and accrued liabilities	$3,693	$2,366
Accounts payable - affiliates	957	375
Obligation related to acquisitions	—	500
Current portion of long-term debt	87,230	30,801
Accrued incentive plan expenses - current portion	7,718	8,374
Property, franchise and other taxes payable	7,952	6,316
Accrued interest	10,265	10,761

Total current liabilities	117,815	59,493
Deferred revenue	123,506	113,303
Accrued incentive plan expenses	8,865	11,670
Long-term debt	897,039	836,268
Partners’ capital:
Common units outstanding (106,027,836)	605,019	629,253
General partner’s interest	10,026	10,517
Non-controlling interest	2,845	5,638
Accumulated other comprehensive loss	(443)	(493)

Total partners’ capital	617,447	644,915

Total liabilities and partners’ capital	$1,764,672	$1,665,649

NRP Reports 2012 Results	Page 13 of 14

Natural Resource Partners L.P.

Reconciliation of GAAP Financial Measurements

to Non-GAAP Financial Measurements

(in thousands)

Reconciliation of GAAP “Net cash provided by operating activities”

to Non-GAAP “Distributable cash flow”

	Quarter Ended		Year Ended
	December	December	December	December
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Net cash provided by operating activities	$77,536	$87,252	$271,408	$305,574
Less scheduled principal payments	—	—	(30,800)	(31,518)
Less reserves for future scheduled principal payments	(13,059)	(7,700)	(52,234)	(31,159)
Add reserves used for scheduled principal payments	—	—	30,800	31,518
Return on direct financing lease and contractual override	270	—	2,669	—
Proceeds from sale of assets	9,775	—	24,822	5,600

Distributable cash flow	$74,522	$79,552	$246,665	$280,015

NRP Reports 2012 Results	Page 14 of 14

Reconciliation of GAAP “Total operating costs and expenses”

to Non-GAAP “Total operating expenses before considering the impairment”

	Quarter Ended		For the Year Ended
	December	December	December	December
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Operating expenses
Total operating expenses as reported	$29,230	$95,735	$111,982	$273,548
Impairments	$(2,568)	$(70,404)	$(2,568)	$(161,336)
Total operating costs before considering the impairment	$26,662	$25,331	$109,414	$112,212

Reconciliation of GAAP “Net income attributable to the limited partners”

to Non-GAAP “Net income attributable to the limited partners before considering the impairment”

	Quarter Ended		For the Year Ended
	December	December	December	December
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Net income (loss) attributable to the limited partners
Net income (loss) as reported	$60,107	$(16,903)	$213,355	$54,026
Impairments	$2,568	$70,404	$2,568	$161,336
Net income before considering the impairment	$62,675	$53,501	$215,923	$215,362
Net income, before considering the impairment, attributable to:
General partner	$1,254	$1,070	$4,318	$4,307
Limited partners	$61,422	$52,431	$211,605	$211,055

Reconciliation of GAAP “Basic and diluted net income per unit”

to Non-GAAP “Net income per unit before considering the impairment”

	Quarter Ended		For the Year Ended
	December	December	December	December
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Net income (loss) per unit			*
Net income (loss) per unit as reported	$0.56	$(0.16)	$1.97	$0.50
Adjustment for impairments	$0.02	$0.65	$0.02	$1.49
Net income per limited partner unit, before considering the impairment	$0.58	$0.49	$2.00	$1.99
Weighted number of units outstanding	106,028	106,028	106,028	106,028

*	Numbers may not add due to rounding

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